Exhibit 3.8

LIMITED LIABILITY COMPANY AGREEMENT

OF

NRGM GP, LLC

a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of November 14, 2011 (this “Agreement”), is adopted, executed and agreed to by Inergy Midstream Holdings, L.P., a Delaware limited partnership (the “Sole Member”).

1. Formation. NRGM GP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”). This Agreement shall be deemed to have become effective upon the formation of the Company.

2. Term. The Company shall have perpetual existence.

3. Purposes. The purpose and nature of the business to be conducted by the Company shall be to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, and to do anything necessary or appropriate to effect the foregoing.

4. Members; Membership Interests; Liabilities of Members. Upon execution of this Agreement, the Sole Member shall be admitted as the sole member of the Company. The membership interest of the Sole Member is set forth on Exhibit A (the “Membership Interest”). The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company. The failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing personal liability on the Sole Member for the debts, obligations or liabilities of the Company.

5. Contributions. The Sole Member has made an initial contribution to the capital of the Company in the amount of $1,000.00 in exchange for the Membership Interest. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Allocations. All items of income, gain, loss, deduction and credit of the Company shall be allocated to the Sole Member.

7. Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

8. Management. The management of the Company shall be vested in a Board of Directors (the “Board”) and, subject to the direction of the Board, the officers (the “Officers”), who shall collectively (Board and Officers) constitute “managers” of the Company within the meaning of the Act. The authority and functions of the Board, on the one hand, and of the Officers, on the other hand, shall be identical to the activity and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. Thus, the business and affairs of the Company shall be managed by the Board, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers, who shall be agents of the Company.

9. Board of Directors. The Board shall consist of one or more individuals (the “Directors”) appointed by the Sole Member, such number of Directors to be determined from time to time by the Sole Member. Vacancies on the Board for whatever cause shall be filled by the Sole Member. The Directors shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal by the Sole Member, in the Sole Member’s discretion. The Board may act (a) by majority vote of Directors present at a meeting at which a quorum (consisting of a majority of Directors) is present or (b) by unanimous written consent. The initial number of Directors shall be one (1), and the following person is hereby appointed to serve as a Director of the Company until his successor is chosen and qualified or until his earlier death, resignation or removal:

John J. Sherman

10. Officers. The Board shall have the power to appoint any individual or individuals as the Company’s Officers to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder. The Officers shall have such titles as the Board shall deem appropriate. Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. Any decision or act of an Officer within the scope of the Officer’s designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). A Director may be an Officer. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

11. Exculpation; Indemnification. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Sole Member, nor any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of the Sole Member, or any manager, officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered

Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Company, provided such act or omission does not constitute fraud, willful misconduct, bad faith or gross negligence. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all civil, criminal, administrative or investigative losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 11 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board or the Sole Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 11.

12. Dissolution. The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon: (a) an election to dissolve the Company by the Sole Member, (b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act, or (c) a merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation. Except as provided in the preceding sentence, no other event shall cause a dissolution of the Company.

13. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

14. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Agreement to be duly executed as of the date first set forth above.

INERGY MIDSTREAM HOLDINGS, L.P.

By:	MGP GP, LLC, its general partner

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	President and Chief Executive Officer

Signature Page to the Limited Liability Company Agreement

of NRGM GP, LLC

EXHIBIT A

Member	Membership Interest
Inergy Midstream Holdings, L.P.	100%

A-1